Exhibit 99.1

Howard Bancorp Completes Acquisition of First Mariner Bank, Progresses on Integration and Relocation

ELLICOTT CITY, Md.--(BUSINESS WIRE)--March 1, 2018--Howard Bancorp, Inc. (Nasdaq:HBMD) (“Howard”) announced today that it completed the acquisition of First Mariner Bank.

With the transaction finalized, the combined Howard team will immediately begin to implement tactical plans for the successful integration of the former First Mariner’s staff, branches, and systems. The combined organization, which will conduct business under the Howard Bank name, will operate 21 locations in the Greater Baltimore Metropolitan Area. New signage will be installed immediately at all First Mariner branch and mortgage locations to reflect the integrated Howard Bank and the resulting greater presence in the region.

Howard Bancorp, the parent of Howard Bank, will relocate its corporate headquarters from Ellicott City, Md., to First Mariner’s headquarters in Baltimore City, Md. As a result of the merger, the relocation and a strong history of both organic growth and prior acquisitions, Howard Bank is now the largest bank based in Baltimore. This acquisition brings and retains approximately 160 employees in the city.

“We are excited to expand our internal and external communities by welcoming the First Mariner investors, its customers, and its team,” said Mary Ann Scully, Howard Bank’s Chairman and Chief Executive Officer. “The combination of our two banks creates a uniquely winning proposition for our customers, prospective customers and centers of influence in Baltimore’s business community. With the doubling of the shared focus on small and medium-sized businesses, the shared expertise and the commitment of our local policy makers who are exclusively focused on this marketplace, we can achieve the best of both, strong and local, for the businesses that shape the fabric of this region. Expanded product sets, higher lending limits and larger customer facing staffs will allow us to build the best business bank in the region.”

Robert Kunisch, the Chief Executive Officer of First Mariner, who will join the Howard and Howard Bank boards of directors and assume the role of President of Howard and Howard Bank, added, “We see an incredible opportunity to continue to build Howard Bank into an institution that is unmatched in serving the Baltimore region’s business community. The combination provides more lending muscle and an energized team that will have a positive impact on businesses throughout the region.”

The transaction enables Howard Bank to expand benefits, training and advancement opportunities and access to share ownership for all continuing employees. It also provides Howard Bank with the scale to increase its combined community philanthropy budget notably over the levels previously committed.

“The expanded philanthropy budget will allow us to place a special focus on partnering with local not-for-profit organizations on both workforce development activities for young and displaced adults and expanding access to the arts in stressed communities,” Scully said. “We are also using this opportunity to formalize support of our employees for their volunteer activities in the community. For our shareholders, the financial outlook for the larger company is bright.”

For Howard, this milestone transaction follows 2017, which was a year in which the institution organically grew assets by 12% to $1.15 billion, total loans by 14% to $937 million, total commercial loans by 21% to $360 million, total deposits by 7% to $864 million, and total common shareholders’ equity by 53% to $132 million.

With the addition of First Mariner, Howard expects to have pro forma assets of $2.1 billion, pro forma loans of $1.6 billion and pro forma deposits of $1.6 billion, based on year-end financial data from 2017.

“This is certainly a transformational deal for us as a company, for the employees who at the end of the day are our strongest differentiator, and for our individual and commercial customers,” said Scully, who will continue as Chair and Chief Executive Officer of Howard and Howard Bank. “But we are just as thrilled about what this combination is going to mean for the communities that we serve which are geographically clustered around Baltimore from Annapolis and Columbia to Bel Air and Elkton.”

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore, Maryland, Howard Bank operates a general commercial banking business through its 21 branches located throughout the Greater Baltimore Metropolitan Area. It had consolidated assets of approximately $1.15 billion at December 31, 2017, and as noted above, expects to have approximately $2.1 billion in assets with this merger. Additional information about Howard Bancorp, Inc. and Howard Bank is available on the company’s web site at www.howardbank.com.

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements often use words such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements include, without limitation, references to Howard's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, including our growth strategy and expansion plans, including potential acquisitions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

In addition to factors previously disclosed in Howard’s reports filed with the U.S. Securities and Exchange Commission (the "SEC"), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the First Mariner business or fully realizing cost savings and other benefits of the merger; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; customer acceptance of First Mariner products and services; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

CONTACT:
Howard Bancorp, Inc.
Wade Barnes, 410-967-4389
SVP, Marketing
wbarnes@howardbank.com
or
212 Communications
Bill Atkinson, 443-797-4150
Partner
batkinson@212comm.com
or
Investors:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer
gcoffman@howardbank.com